Fortinet, Inc.
1090 Kifer Road
Sunnyvale, CA 94086,
United States
(408) 235-7700

April 9, 2013

Dear Ahmed

We are pleased to extend an offer to you for the position of Chief Financial Officer and Chief Operating Officer for Fortinet, Inc. (“Company”) reporting to Ken Xie, President and Chief Executive Officer (CEO). We believe that each employee contributes directly to Fortinet’s growth and success, and we hope you will take pride in being a member of our team.

It is understood that your employment would commence with the Company on or before April 16, 2013. Your compensation package will include the following:

1.	Annual base salary of $400,000.08 payable semi-monthly ($16,666.67) in accordance with Company policy and procedures.

2.
You will be eligible to participate in the Company’s Executive Bonus Program with an annual bonus potential of 75% of your base salary. This Executive Bonus Program is paid quarterly and is based on successful completion of Company objectives and Individual performance expectations in accordance with the plan’s policies and procedures. You must be employed for a minimum of 3 months during the performance period, except that you will be considered an employee for the first full quarter during the quarter in which you commence employment with the Company, and actively employed in good standing at the end of a performance period to which the bonus relates. (Exceptions to this require CEO approval). All bonuses under the Executive Bonus Program must be paid no later than March 15th following the year in which the end of each performance period occurs. This program may be discontinued or modified at any time at the sole discretion of the CEO, subject to approval of the Board of Directors Compensation Committee.

3.
Upon your commencement of employment with the Company, you will be entitled to a signing bonus in the amount of $150,000, less applicable taxes. This signing bonus is subject to your completion of two years of employment with the Company. Should you voluntarily leave the employ of the Company for any reason except for a termination for “Good Reason” (as such term is defined in the Change of Control and Severance Agreement between you and the Company dated April 16, 2013), before completing two years of employment, you agree to repay to the Company the amount you received after taxes, as pro-rated for your actual employment with the Company, within ten days of your termination of employment. You understand and agree that the Company may deduct from any amounts owed to you at the time of your termination of employment the appropriate amount of your sign on bonus in the event your employment terminates before the second anniversary of your employment with the Company.

We're glad you chose Fortinet as a place to share your knowledge and expertise, and to grow your career. We believe that it is important to a healthy working relationship for both parties to understand the terms and conditions of employment before commencing employment. In order to ensure that both you and the Company have a common understanding, we have set forth some fundamental premises.
This is a full time position with the understanding that during your employment you will not engage in outside consulting activities, whether compensated or not, which materially interfere with the performance of your job duties with the Company or create a conflict of interest, nor will you establish a competing business during your employment with the Company. Accordingly, you are required to obtain approval in writing from the Company before engaging in any employment or consulting services outside the Company while employed by Fortinet, Inc. so that the Company may determine if any conflict exists. You also confirm that you are not bound by any other agreement with any prior or current employer, person or entity which would prevent you from fully performing your duties with Fortinet, Inc.

You may serve on two Boards of Directors (including both public company and private company Boards) at any one time during your employment with the Company subject to approval in advance in writing by the Company’s Board of Directors, which will not be unreasonably withheld. The Company does not require any approval if you choose to serve on civic or charitable boards or engage in charitable activities.

This offer of employment is not for any specific period of time; instead your employment is at all times “at-will.” This means that you may terminate your employment with or without cause or prior notice, and the Company has the same right. In addition, and without otherwise limiting the rights you have pursuant to various agreements with the Company, the Company may change your compensation, duties, assignments, responsibilities or location of your position at any time to adjust to the changing needs of our dynamic company. These provisions expressly supersede any previous representations, oral or written. Your at-will employment status cannot be modified unless it is written and signed by both you and the Chief Executive Officer of the Company.

As a Company employee you are eligible to receive health insurance coverage, which begins on the official hire date, through the Company insurance plan, and to participate in the Company’s 401(k) plan, all of which may be modified or terminated from time to time. You are entitled to fifteen (15) accrued days of Paid Time Off (PTO) per year. Our comprehensive benefits and worker’s compensation information are enclosed for your reference with this letter. The Company shall also reimburse you for all agreed upon, reasonable business expenses incurred in the performance of your duties on behalf of the Company upon submission of expense reports as necessary to substantiate the Company’s federal income tax deductions for such expenses under the Internal Revenue Code (as amended) and procedures as may be established by the Board of Directors of the Company.
This offer of employment is subject to your signing of “Fortinet Confidentiality Agreement” on your first day of employment at Fortinet, Inc., as well as your agreement to follow all other policies and procedures that the Company may announce from time to time. This offer is also contingent upon proof of identity and work eligibility. Under the Immigration and Reform Act of 1986, employers are required to verify the identity and employment eligibility of all new hires within three (3) business days of hire. To assist us in complying with this requirement please bring appropriate documents with you on your first day.
Additionally, in some instances, U.S. export control laws require that Fortinet obtain a U.S. government export license prior to releasing technologies to certain persons. This offer is contingent upon Fortinet’s ability to satisfy these export control laws as related to your employment and anticipated job activities. The decision whether or not to submit and/or pursue an export license to satisfy this contingency, if applicable, shall be at Fortinet’s sole election.
The Company will undertake a background investigation and reference check in accordance with applicable law. This investigation and reference check may include a consumer report, as defined by the Fair Credit Reporting Act (“FCRA”), 15 U.S.C. 1681a, and/or an investigative consumer report, as defined by FCRA, 15 U.S.C. 1681a, and California Civil Code 1786.2(c). This investigation will also include a consumer credit report, as defined by California Civil Code 1785.3(c), which is being requested because your position may involve the following: regular access to bank account information, SSN, and Date of Birth of any one person; authorization to transfer money on behalf of the employer; regular access to funds totaling ten thousand dollars ($10,000) or more of the employer, a customer, or client, during the workday. This job offer is contingent upon a clearance of such a background investigation and/or reference check, and upon your written authorization to obtain a consumer report, consumer credit report and/or investigative consumer report.

Please sign and date this letter below and return to Human Resources to indicate your acceptance of the Company’s offer. This offer will stay open until April 17, 2013.
We look forward to working with you at Fortinet, Inc.

Sincerely,
Fortinet, Inc.

/s/ Ken Xie
Ken Xie
Chief Executive Officer

ACCEPTED AND AGREED:

Ahmed Rubaie

/s/ Ahmed Rubaie	4/16/2013
Signature	Date

ANTICIPATED START DATE:

4/16/2013